                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                  INFORMATION HOLDINGS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                           INFORMATION HOLDINGS INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 1999
                            ------------------------

    The Annual Meeting of Stockholders of Information Holdings Inc., a Delaware corporation (the "Company"), will be held at the New York Marriott East Side Hotel, 525 Lexington Avenue (at 49(th) Street), New York, New York, on Tuesday, April 27, 1999, at 2:00 p.m., Eastern Standard Time, for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy Statement:

    (a) To elect five directors to serve until the 2000 annual meeting of stockholders or until their respective successors are duly elected and qualified;

    (b) To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 1999; and

    (c) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Holders of Common Stock of record at the close of business on March 22, 1999 (the "Record Date") are entitled to vote at the Annual Meeting and any adjournment thereof. A list of stockholders of the Company as of the Record Date will be available for inspection during business hours through April 26, 1999, at the Company's offices, 2777 Summer Street, Suite 209, Stamford, CT, and will also be available for inspection at the Annual Meeting.

    STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE AND WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF PROXY CARDS WILL ENSURE A QUORUM. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                                    [LOGO]

                                          VINCENT A. CHIPPARI
                                          SECRETARY

MARCH 29, 1999

                           INFORMATION HOLDINGS INC.
                         2777 SUMMER STREET, SUITE 209
                               STAMFORD, CT 06905

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Information Holdings Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday April 27, 1999, at 2:00 p.m., Eastern Standard Time, at the New York Marriott East Side Hotel, 525 Lexington Avenue (at 49(th) Street), New York, New York, 10017, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, together with the Company's Annual Report to stockholders for the fiscal year ended December 31, 1998, will be mailed to stockholders entitled to vote at the Annual Meeting commencing on or about April 1, 1999.

    Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Information Holdings Inc., 2777 Summer Street, Suite 209, Stamford, CT, 06905. To provide the Company sufficient time to arrange for reasonable assistance, please submit all requests by April 14, 1999.

RECORD DATE AND VOTING SECURITIES

    Stockholders can ensure that their shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided. The submission of a signed proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Stockholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the Secretary of the Company a written revocation or a proxy bearing a later date. The presence at the Annual Meeting of a stockholder who has signed a proxy does not itself revoke that proxy unless the stockholder attending the Annual Meeting files written notice of revocation of the proxy with the Secretary of the Company at any time prior to the voting of the proxy.

    Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted FOR the proposals submitted for approval. The proxy card provides space for a stockholder to withhold voting for any or all nominees to the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so.

    Under Delaware law and the Company's Bylaws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Proxies marked "abstain" will be included in determining a quorum. On routine matters, brokers who hold customer shares in "street name" but have not timely received voting instructions from such customers have discretion to vote such shares. Since all of the matters to be voted upon at the Annual Meeting are routine, the presence of such shares will be included in determining a quorum.

    Under Delaware law and the Company's Bylaws, proposals must be approved by the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of the shares present, either in person or by proxy, at the Annual Meeting and entitled to vote. Accordingly, abstentions have the same effect as votes "against" a proposal, whereas instructions to withhold voting on the election of any nominee for director have no effect on the outcome of the vote.

    The Board of Directors has fixed the close of business on March 22, 1999 as the record date (the "Record Date") for the determination of the stockholders of the Company who are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 16,943,189 shares of common stock, par value $0.01 per share (the "Common Stock"), excluding treasury shares. The holders of Common Stock are entitled to one vote for each share held on the Record Date.

                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

    All directors of the Company serve annual terms which expire on the date of the Annual Meeting. At the Annual Meeting, the stockholders will elect five directors to hold office, subject to the provisions of the Company's Bylaws, until the Annual Meeting of Stockholders in 2000 and until their respective successors shall have been duly elected and qualified.

    The Company has agreed to nominate and use its best efforts to elect and cause to remain as directors (i) Mason P. Slaine, for so long as he beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) at least 5% of the outstanding shares of Common Stock, unless his employment is terminated by the Company for "Just Cause" (as defined in his employment agreement) and (ii) at least one or two nominees of Warburg, Pincus Ventures, L.P. ("Warburg Pincus"), for so long as Warburg Pincus owns at least 10% or 20%, respectively, of the outstanding shares of Common Stock.

    Unless contrary instructions are given, the persons named in the enclosed proxy or their substitutes will vote FOR the election of the five director nominees named below. The Board of Directors believes that all of the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees.

    The nominees for election as directors to serve until the Annual Meeting of Stockholders in 2000, together with certain information about them, are set forth below:

MICHAEL E. DANZIGER..........  Michael E. Danziger, 40, has served as a director of the
Chairman of Thomson Financial  Company since July 1998. Since 1991, Mr. Danziger has served
Services Database Group, a     as Chairman of Thomson Financial Services Database Group,
division of The Thomson        which provides financial information products and services.
Corporation.                   Since 1993, he has also been an executive officer of Rand
                               Publishing Company Inc. ("Rand"), a private holding company that has made investments in the publishing industry.

DAVID R. HAAS................  David R. Haas, 57, has served as a director of the Company
Financial Consultant           since July 1998. Since 1995, Mr. Haas has been a financial consultant in the entertainment and communications
                               industries. From 1990 until 1994, he was Senior Vice
                               President and Controller of Time Warner, a leading media and entertainment company. He is currently a director of TODD-AO
                               Corporation and GRB Entertainment, Inc.

SIDNEY LAPIDUS...............  Sidney Lapidus, 60, has served as a director of the Company
General Partner of Warburg,    since December 1996. Mr. Lapidus has been a General Partner
Pincus & Co. ("WP") and a      of WP and a Member and Managing Director of EMW LLC or its
Member and Managing            predecessors since January 1982, where he has been employed
Director of E.M. Warburg,      since 1967. He is currently a director of Caribiner
Pincus & Co., LLC ("EMW        International, Inc., Grubb and Ellis Company, Journal
LLC").                         Register Company, Knoll Inc., Lennar Corporation and several privately held companies.

DAVID E. LIBOWITZ............  David E. Libowitz, 36, has served as a director of the
General Partner of WP and a    Company since December 1996. Mr. Libowitz is a General
Member and Managing            Partner at WP and a Member and Managing Director of EMW LLC,
Director of EMW LLC.           where he has been employed since July 1991. He is currently a director of Caribiner International, Inc.

MASON P. SLAINE..............  Mason P. Slaine, 46, has served as a director of the Company
President and Chief Executive  since December 1996. Mr. Slaine has been President and Chief
Officer of the Company.        Executive Officer since December 1996. Since 1993, Mr.
                               Slaine has been Chairman of Rand. From 1995 until 1998, Mr.
                               Slaine was Chairman of Progressive Grocer Associates LLC, a
                               publisher of magazines serving the retail industry. From
                               1994 to 1996, Mr. Slaine served as President of Thomson
                               Financial, a division of the Thomson Corporation that
                               provides financial information, research, analysis and
                               software products worldwide. From 1993 to 1994, he served as
                               President of Thomson Financial Publishing, a division of
                               Thomson Financial.

VOTE REQUIRED

    The affirmative vote of a plurality of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of the directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES LISTED ABOVE.

                              PROPOSAL NUMBER TWO
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as the independent accountants of the Company for the fiscal year ending December 31, 1999. This firm has examined the accounts of the Company since inception. If the stockholders do not ratify this appointment, the Board will consider other independent accountants. One or more members of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to questions.

    VOTE REQUIRED

    The affirmative vote of a majority of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote is required for the ratification of the independent accountants.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The Board of Directors held two meetings between August 12, 1998, the date of consummation of the initial public offering of the Common Stock (the "Effective Date"), and December 31, 1998, the Company's fiscal year end. All directors were present in person at both meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Company does not have a standing committee on nominations. The principal responsibilities of each committee are described in the following paragraphs.

    AUDIT COMMITTEE. In 1998, the Audit Committee was comprised of Michael Danziger and David Haas. The Audit Committee is responsible for meeting with the Company's independent accountants regarding, among other issues, audits and adequacy of the Company's accounting and control systems. The Audit Committee also recommends a firm of certified independent accountants to serve as the Company's independent accountants, authorizes all audit fees and other professional services rendered by the accountants and periodically reviews the independence of the accountants. It held one meeting in 1998.

    COMPENSATION COMMITTEE. In 1998, the Compensation Committee was comprised of Sidney Lapidus and David Libowitz. The Compensation Committee has the authority to determine all matters relating to the compensation of the Company's employees. It held no meetings during 1998.

COMPENSATION OF DIRECTORS

    Each director who is not an employee of the Company or its affiliates (each, an "Independent Director"), receives a fee of $1,000 for each meeting of the Board of Directors attended in person and $500 for each telephonic meeting of the Board of Directors attended. The Chairman of each committee of the Board will also receive an annual fee of $1,000. On the Effective Date each Independent Director received a grant of options to purchase 1,500 shares of common stock at the initial public offering price of $12 per share. Subsequent to 1998, each Independent Director will receive an annual grant of a number of options equal to $15,000 divided by the fair market value of one share of common stock on the date of grant, which options will be exercisable at a price per share equal to the fair market value of the common stock on such date. All options granted to Independent Directors will vest immediately. Directors who are not Independent Directors will not receive fees for serving on the Board of Directors or any committee thereof. In 1998, there were two Independent Directors of the Company and three directors employed by the Company or its affiliates. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committee thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Securities and Exchange Commission requires issuers to disclose the existence of any other company in which both (i) an executive officer of the Company serves on the board of directors and/or compensation committee and (ii) a director of the Company serves as an executive officer. There are no relationships that are required to be disclosed hereunder.

LITIGATION

    Michael E. Danziger, one of the Company's directors, is a shareholder, officer and director of Rand and has been named as a defendant in a lawsuit (the "Rand Litigation") brought by certain of the other investors in Rand. Mr. Danziger denies the allegations set forth in the Rand Litigation and has informed the Company that he is vigorously contesting them.

                               EXECUTIVE OFFICERS

    Executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. A brief biography of each executive officer of the Company as of February 15, 1999 is provided below (other than Mr. Slaine, whose biography is set forth above).

    Vincent A. Chippari, 38, has served as Executive Vice President and Chief Financial Officer of the Company since January 1998. From 1990 to 1996, Mr. Chippari was Chief Financial Officer of Thomson Business Information, which serves the global scientific, medical, intellectual property, technical and general reference markets. From 1996 to 1997, he was Executive Vice President, Operations, of Thomson Intellectual Property/Automotive Group, as well as General Manager of its Derwent Information North America unit, a patent and scientific information business.

    Dennis Buda, 50, has served as President of the Company's CRC Press unit since January 1997. From 1992 until then, Mr. Buda was owner and President of St. Lucie Press, Inc., a publisher of managerial, technical, and analytical business books.

    Steven Wolfson, 54, has served as President of the Company's MicroPatent unit since July 1997. From 1996 to 1997, Mr. Wolfson was Vice President and Chief Financial Officer of MicroPatent's predecessor. From 1994 to 1996, he was Vice President and Chief Financial Officer of American Banker, a financial information publishing company. From 1993 to 1994, Mr. Wolfson was an independent consultant in the financial and administrative fields.

COMPENSATION

    The following Summary Compensation Table contains information concerning annual and long-term compensation of the Chief Executive Officer and each of the other executive officers of the Company who were serving as executive officers at the end of Fiscal 1998 (the "Named Executive Officers") for services rendered in all capacities during the fiscal years 1998 and 1997. The Company had no operations prior to January 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                                     LONG TERM
                                                                                                                   COMPENSATION
                                                                                                                      AWARDS
                                                                                                                   -------------
                                                                                      ANNUAL COMPENSATION           SECURITIES
                            NAME AND                                          -----------------------------------   UNDERLYING
                       PRINCIPAL POSITION                            YEAR      SALARY($)    BONUS($)      OTHER     OPTIONS(#)
                  ----------------------------                     ---------  -----------  -----------  ---------  -------------
Mason Slaine.....................................................       1998     325,000           --          --           --
  President and Chief Executive Officer                                 1997     300,000           --   $1,000,000(1)          --

Vincent A. Chippari (2)..........................................       1998     192,000      100,000          --      104,167
  Executive Vice President                                              1997          --           --          --           --
  and Chief Financial Officer

Dennis Buda......................................................       1998     168,000           --   $1,050,000(3)     250,000
  President--CRC Press LLC                                              1997     150,000           --   $ 660,000(4)          --

Steven Wolfson (5)...............................................       1998     129,000       50,000          --       10,417
  President--MicroPatent LLC                                            1997      62,500       25,000          --           --

------------------------------

(1) Represents a one-time payment related to the formation of the Company and its initial acquisitions.

(2) Mr. Chippari's employment commenced on January 19, 1998.

(3) Represents a one-time incentive payment related to a revision in the terms of Mr. Buda's employment agreement. Of the total payment, $250,000 was paid in shares of common stock based on the initial public offering price of $12 per share.

(4) Represents incentive payments made under Mr. Buda's initial employment agreement entered into in connection with the Company's acquisition of St. Lucie Press.

(5) Mr. Wolfson's compensation includes compensation from July 2, 1997, the date of the Company's acquisition of MicroPatent.

    The following table sets forth information concerning individual grants of options to purchase Common Stock made to the Named Executive Officers during the fiscal year ended December 31, 1998. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1998.

                          STOCK OPTION GRANTS IN 1998

                                                                                                            POTENTIAL REALIZABLE
                                                                                                                  VALUE AT
                                                                                                            ASSUMED ANNUAL RATES
                                                                                                                     OF
                                                  NUMBER OF      PERCENT OF                                     STOCK PRICE
                                                 SECURITIES         TOTAL                                     APPRECIATION FOR
                                                 UNDERLYING        OPTIONS       EXERCISE OR                  OPTION TERM (1)
                                                   OPTIONS       GRANTED TO      BASE PRICE    EXPIRATION   --------------------
NAME                                             GRANTED (#)      EMPLOYEES       ($/SHARE)       DATE        5%($)     10%($)
----------------------------------------------  -------------  ---------------  -------------  -----------  ---------  ---------
Vincent A. Chippari...........................      104,167(2)         19.5           12.00       8/12/08     786,117  1,992,183
Dennis Buda...................................      250,000(3)         46.8           12.00       8/12/03     828,845  1,831,530
Steven Wolfson................................       10,417(4)          2.0           12.00       8/12/08      78,614    199,224

------------------------------

(1) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the Securities and Exchange Commission (the "Commission"). Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The values in these columns assume that the fair market value on the date of grant of each option was equal to the exercise price thereof.

(2) Options were granted on August 12, 1998 and vest and become exercisable one-third on August 12, 1999, one-third on August 12, 2000 and one-third on January 19, 2001.

(3) Options were granted on August 12, 1998. 106,482 were vested and exercisable as of December 31, 1998, 83,333 vest and become exercisable on December 31, 1999 and the remaining 60,185 vest and become exercisable in equal monthly installments from January 1999 to January 2000.

(4) Options were granted on August 12, 1998 and vest and become exercisable in four equal annual installments from the date of grant.

EMPLOYMENT AGREEMENTS

    MASON P. SLAINE

    The Company has an employment agreement, dated as of December 31, 1996, with Mason P. Slaine which provides that Mr. Slaine will serve as President and Chief Executive Officer of the Company until June 30, 2000, subject to automatic two-year renewals unless either party provides notice of non-renewal. Mr. Slaine's employment agreement provides for a base salary of $300,000 per year, subject to increases at the discretion of the Board of Directors. In addition, Mr. Slaine is eligible to receive an annual cash bonus, as determined by the Board of Directors. He is also entitled to participate in health, insurance, pension, automobile and other benefits provided to other senior executives of the Company.

    In the event that Mr. Slaine resigns without "Good Reason" or his employment terminates for "Just Cause" (as such terms are defined in his employment agreement), Mr. Slaine will be entitled to receive any accrued but unpaid based salary, unused vacation or unreimbursed expenses. In the event that Mr. Slaine terminates his employment for Good Reason, for a period of 12 months following the date of such termination, in addition to the amounts specified in the foregoing sentence, Mr. Slaine will continue to receive his base salary and health and insurance benefits, offset by amounts paid to him in respect of other employment or business activities during such period. Mr. Slaine's employment agreement also contains a non-compete clause, which applies until the first anniversary of the termination of Mr. Slaine's employment, and confidentiality and non-solicitation provisions.

    VINCENT A. CHIPPARI

    The Company has an employment agreement, dated as of January 19, 1998, with Vincent A. Chippari which provides that Mr. Chippari will serve as Executive Vice President and Chief Financial Officer of the Company until January 19, 2001, subject to automatic one-year renewals unless either party provides notice of non-renewal. Mr. Chippari's employment agreement provides for a base salary of $200,000 per year, increased annually to the extent of any net increase in the Consumer Price Index. In addition, Mr. Chippari is eligible to receive an annual cash bonus in an amount up to 50% of his base salary based upon the meeting of certain objectives approved by the Board of Directors. Mr. Chippari is also entitled to participate in health, insurance, pension and other benefits provided to other senior executives of the Company.

    In the event that Mr. Chippari resigns or his employment terminates for "Cause" (as defined in his employment agreement), Mr. Chippari will be entitled to receive any accrued but unpaid base salary, unused vacation or unreimbursed expenses. In the event the Company terminates his employment without Cause, in addition to the amounts specified in the foregoing sentence, Mr. Chippari will continue to receive his base salary and health and insurance benefits for a period of 12 months following the date of such termination. Mr. Chippari's employment agreement also contains a non-compete clause, which applies until the first anniversary of the termination of Mr. Chippari's employment, and confidentiality and non-solicitation provisions.

    DENNIS BUDA

    The Company has an employment agreement, dated as of June 10, 1998, with Dennis Buda which provides that Mr. Buda will serve as President of CRC Press until January 13, 2000. Mr. Buda's employment agreement provides for a base salary of $175,000 per year through December 31, 1998 and $200,000 per year beginning January 1, 1999, subject to increases at the discretion of the Board of Directors. In addition, Mr. Buda is entitled to receive a bonus equal to 50% of his base salary if CRC Press meets its financial performance objectives for the year ended December 31, 1999. Mr. Buda is also entitled to participate in health, insurance, pension and other benefits provided to other senior executives of the Company.

    Mr. Buda's employment agreement provided for the grant of options, dated August 12, 1998, to purchase 250,000 shares of Common Stock at the initial public offering price of $12 per share. Pursuant to the employment agreement, Mr. Buda's options are exercisable for a period of five years from the date of grant. Approximately one-third of the shares became exercisable when issued, one-third vest and become exercisable on December 31, 1999 and the balance thereof vest and become exercisable in equal monthly installments through January 13, 2000.

    In the event that Mr. Buda's employment terminates for any reason, Mr. Buda will be entitled to receive any accrued but unpaid base salary, unused vacation or unreimbursed expenses. Mr. Buda's employment agreement also contains a non-compete clause, which applies until January 13, 2002, and confidentiality and non-solicitation provisions.

LITIGATION

    Mason P. Slaine, the Company's President and Chief Executive Officer, is a shareholder, officer and director of Rand and has been named as a defendant in the Rand Litigation. Certain of the other investors in Rand are asserting claims for damages and requesting a constructive trust be established for their benefit consisting of Mr. Slaine's interest in the Company and other relief. These investors allege that Mr. Slaine breached his fiduciary duty to them and usurped corporate opportunities available to Rand by investing in the Company and by participating in the acquisition by the Company of various businesses. Mr. Slaine denies such allegations and has informed the Company that he is vigorously contesting the action brought by these investors.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT MIGHT INCORPORATE FILINGS BY REFERENCE, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE BOARD OF DIRECTORS AND COMPENSATION COMMITTEE (THE "COMPENSATION COMMITTEE") ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

        REPORT OF THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee's responsibilities include establishing the Company's policies governing the compensation of officers and other key executives of the Company. The Compensation Committee approves all elements of compensation for executive officers. The Board of Directors is responsible for the administration of the Company's 1998 Stock Option Plan.

    EXECUTIVE COMPENSATION. The Company's compensation program consists of base salary, annual incentive payments, stock options and employee benefits. The goal of the Company's compensation program is to motivate and reward its executive officers and other key employees to improve long-term shareholder value and to attract and retain the highest quality executive and key employee talent available. The Company's executive compensation program is designed to align executive compensation practices with increasing the value of the Common Stock and to foster adherence to, and promotion of, the Company's business mission, values, strategic goals and annual objectives.

    The Compensation Committee has the authority to determine all matters relating to compensation of the Company's employees. The Compensation Committee will consider an executive's scope of responsibilities, level of experience, individual performance and attainment of pre-established goals as well as the Company's business plan and general economic factors. In making its decisions, and to maintain the desired levels of competitiveness and congruity with the Company's long-term performance goals, the Compensation Committee will receive input from the Company's Chief Executive Officer and Chief Financial Officer.

    BASE SALARY AND BONUS. The salary levels for executive officers are determined by such officer's level of job responsibility and experience, job performance and attainment of pre-established goals. Additional consideration is given to salaries for a comparable position within the industry and the Company's ability to pay. Bonus payouts to executive officers and other key employees of the Company are based on the attainment of corporate earnings goals and certain individual performance goals.

    OPTIONS. The Board of Directors believes that stock options are important to provide an inducement to obtain and retain the services of employees of the Company and its subsidiaries and to increase their proprietary interest in the Company's success. Long-term incentives in the form of stock options provide a vehicle to reward executive officers only if there is an increase in shareholder value. Stock options are granted on a discretionary basis within a guideline range that takes into account the position responsibilities of executive officers and key employees of the Company whose contributions and skills are important to the long-term success of the Company.

    In August 1998, September 1998 and December 1998, the Board of Directors granted 528,213, 5,833 and 7,800 options, respectively, to purchase Common Stock to officers or key employees of the Company or its subsidiaries. Such options were granted at exercise prices equal to the respective market prices of the Common Stock on the dates of grant.

    CHIEF EXECUTIVE OFFICER. All aspects of Mr. Slaine's compensation are governed by his Employment Agreement, pursuant to which he was appointed President and Chief Executive Officer on December 31, 1996.

    POLICY REGARDING QUALIFYING COMPENSATION. Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limitation on tax-deductible remuneration paid to any one of the five most highly compensated executive officers of a publicly-held corporation, unless the compensation is treated as performance related or is otherwise exempt from the provisions of Section 162(m). The Company intends to structure its compensation to executive officers in a manner that complies with these performance requirements for the fiscal year ending December 31, 1999. It is possible that part of the compensation paid to one executive officer will exceed this limitation in the fiscal year ended December 31, 1998.

BOARD OF DIRECTORS                             COMPENSATION COMMITTEE
MICHAEL E. DANZIGER                            SIDNEY LAPIDUS
DAVID R. HAAS                                  DAVID LIBOWITZ
SIDNEY LAPIDUS
DAVID E. LIBOWITZ
MASON P. SLAINE

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of March 22, 1999 regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group.

                                                                                                SHARES BENEFICIALLY
                                                                                                     OWNED(1)
                                                                                             -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                                            NUMBER       PERCENT
-------------------------------------------------------------------------------------------  ------------  -----------
Warburg, Pincus Ventures, L.P. (2).........................................................     9,802,074        57.4
  466 Lexington Avenue
  New York, New York 10017
Mason P. Slaine............................................................................     2,379,563        13.9
  2777 Summer Street, Suite 209
  Stamford, Connecticut 06905
Vincent A. Chippari........................................................................        18,363       *
Dennis Buda (3)............................................................................       151,463       *
Steven Wolfson.............................................................................         1,000       *
Michael E. Danziger (4)....................................................................        91,106       *
David R. Haas (4)..........................................................................         5,980       *
Sidney Lapidus (5).........................................................................     9,802,074        57.4
  466 Lexington Avenue
  New York, New York 10017
David E. Libowitz (5)......................................................................     9,802,074        57.4
  466 Lexington Avenue
  New York, New York 10017
All directors and executive officers, as a group (eight persons)...........................    12,449,549        72.9

------------------------

*   Less than 1%.

(1) Pursuant to the regulations of the Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2) The sole general partner of Warburg Pincus is Warburg, Pincus & Co., a New York general partnership ("WP"). EMW LLC, a New York limited liability company manages Warburg Pincus. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the Managing Partner of WP and the Managing Member of EMW LLC. WP has a 15% interest in the profits of Warburg Pincus as the general partner and also owns approximately 1.2% of the limited partnership interests in Warburg Pincus.

(3) Includes 120,371 shares issuable upon exercise of options that are vested and exercisable, and 9,259 shares issuable upon exercise of options that will vest and become exercisable on or before May 21, 1999.

(4) Includes 1,500 shares issuable upon exercise of options that are vested and exercisable.

(5) All shares indicated as owned by Mr. Lapidus and Mr. Libowitz are owned by Warburg Pincus and are included because of their affiliation with Warburg Pincus. Both of them are Members and Managing

    Directors of EMW LLC and General Partners of WP. Messrs. Lapidus and Libowitz disclaim beneficial ownership of the shares owned by Warburg Pincus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Pursuant to an Exchange Agreement, dated as of June 10, 1998, immediately prior to the consummation of the initial public offering of the Common Stock, all of the equity holders of Information Ventures LLC ("IV") contributed to the Company all of their direct and indirect interests in IV in exchange for an aggregate of 12,200,000 shares of Common Stock. The exact number of shares issued to such equity holders was 9,802,074, 2,379,563 and 18,363 shares of Common Stock for Warburg Pincus, Mr. Slaine and Mr. Chippari, respectively. References herein to the Company with respect to matters occurring prior to such exchange shall be deemed to refer to IV.

    The Company transacts business in the amount of approximately $250,000 per year with a mail house owned by a brother-in-law of Mr. Buda. The rates charged by such mail house are at or below the rates charged by other mail houses serving the Company.

    In September 1998, a subsidiary of the Company entered into a loan agreement with Mr. Buda. Under the terms of the agreement, the subsidiary provided a loan of $550,000 bearing interest at a rate of 5.5% per annum; payable on demand. The loan was repaid in full in January 1999.

    Warburg Pincus and Mr. Slaine (the "Initial Stockholders") are entitled to certain registration rights with respect to their respective shares of Common Stock. Pursuant to a registration rights agreement, the Initial Stockholders have the right to request two registrations of their shares of Common Stock, provided that the anticipated public offering price equals $15 million or more, and unlimited registrations on Form S-3, provided that the anticipated aggregate offering price exceeds $5 million. In addition, the Initial Stockholders are entitled to have their shares included in an unlimited number of registrations initiated by the Company, subject to certain customary restrictions. The rights of the Initial Stockholders pursuant to the registration rights agreement had been subject to a 180 day lock-up agreement which expired on February 12, 1999. In general, all fees, costs and expenses of such registration (other than underwriting discounts and selling commissions) will be borne by the Company. The Company has agreed to indemnify the Initial Stockholders from any liability arising out of or relating to any untrue statement of a material fact or any omission of a material fact in any registration statement or prospectus filed by the Company pursuant to the registration rights agreement, subject to certain exceptions.

                          SHARE INVESTMENT PERFORMANCE

    The following graph compares the cumulative total stockholder returns on the Common Stock based on an investment of $100 after the close of the market on (i) August 7, 1998, the effective date of the Company's initial public offering and
(ii) the close of the market on December 31, 1998 against the Russell 2000 Index ("Russell 2000") and an industry peer group consisting of McGraw-Hill Companies Inc., Harcourt General, Inc. and John Wiley & Sons:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    PERFORMANCE CHART

VALUE OF $100
                           Information Holdings  Russell 2000    Peer Group
08/07/1998                                  100           100           100
12/31/1998                               130.57        101.48        127.46

                                        AUGUST 7, 1998      DECEMBER 31, 1998
Information Holdings Inc.                    $100                $130.57
Russell 2000                                 $100                $101.48
Peer Group                                   $100                $127.16

       FILINGS UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on the Company's review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and greater than 10% beneficial owners, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% owners were complied with during Fiscal 1998.

                 STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2000

    Any proposals intended to be presented by stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement for such annual meeting by December 1, 1999. Such proposals must also meet the requirements of Rule 14a-8 of the Commission relating to stockholders' proposals. A stockholder proposal outside of the processes of Rule 14a-8 will be considered untimely if received by the Company after February 15, 2000.

                                 OTHER BUSINESS

    It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and the ratification of accountants, and the Board of Directors was not aware, a reasonable time before this proxy solicitation, of any other matters which might properly be presented for action at the meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

    Proxies in the form enclosed are solicited by or on behalf of the Board of Directors. The cost of this solicitation will be borne by the Company. In addition to the solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodian, nominees and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

    It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

                                          By Order of the Board of Directors

                                                    [LOGO]

                                          Vincent A. Chippari
                                          March 29, 1999

                                                                       1811-PS99

  [1811 -INFORMATION HOLDINGS INC.] [FILE:IHI98B.ELX] [VERSION - 4] [03/24/99]

IHI98B                            DETACH HERE
--------------------------------------------------------------------------------
                                     PROXY
                           INFORMATION HOLDINGS INC.

     PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
  AND SHOULD BE RETURNED AS SOON AS POSSIBLE IN THE PRE-PAID ENVELOPE PROVIDED
                          FOR YOU MAILING CONVENIENCE.

     The undersigned , having received notice of the meeting and proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Mason P. Slaine and Vincent A. Chippari, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of INFORMATION HOLDINGS INC. (the "Company") to be held at the New York Marriott East Side 525 Lexington Avenue, New York, New York on Tuesday, April 27, 1999 at 2:00 p.m., Eastern Standard Time, and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned will be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN BY THE UNDERSIGNED STOCKHOLDER. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.


-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

INFORMATION HOLDINGS INC.
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040


                                                                                                                PLEASE MARK     /X/
                                                                                                                VOTES AS IN
                                                                                                                THIS EXAMPLE

                           [1811 -INFORMATION HOLDINGS INC.] [FILE:IHI98A.ELX] [VERSION - 3] [ 03/22/99]

IHI98A                                                      DETACH HERE
------------------------------------------------------------------------------------------------------------------------------------
1. Election of Directors.
                                                                                                               FOR  AGAINST  ABSTAIN
   Nominees: Michael E. Danzinger, David R. Haas, Sidney         2. To ratify and approve the selection by     / /    / /      / /
             Lapidus, David E. Libowitz, Mason P. Slaine            the Board of Directors of Ernst &
                                                                    Young LLP as independent public
                         / /     FOR      / /   WITHHELD            accountants for the Company for the
                                 ALL            FROM ALL            current fiscal year ending December
                               NOMINEES         NOMINEES            31, 1999.

                                                                 3. To transact such other business as may properly come before
         / /                                                        the meeting or any adjournment thereof.
             ------------------------------------------
               For all nominees except as noted above
                                                                 MARK HERE IF YOU PLAN TO ATTEND THE MEETING                / /


                                                                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT              / /


                                                                 Please sign exactly as your name appears hereon. When shares are held by joint owners both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.




Signature:                                   Date:               Signature:                                   Date:
          ----------------------------------      -------------            ----------------------------------      ---------------
